Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(3)

Pricing Supplement Amendment

Amendment No. 1 dated December 18, 2024 to Pricing Supplement dated December 13, 2024 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023 and the Product Supplement No. 1A dated May 16, 2024

Return Notes with Variable Coupons Linked to a Basket of Raymond James Analysts’ Best Picks® for 2025, Due December 19, 2025 Royal Bank of Canada

This document supplements the accompanying pricing supplement (CUSIP: 78015QPB1). The Initial Basket Underlier Value for each Basket Underlier has been determined in the manner set forth in the accompanying pricing supplement and is set forth in the table below:

Basket Underlier	Bloomberg Ticker	Initial Basket Underlier Value
The common stock of Antero Resources Corporation	AR UN	$31.85
The ordinary shares of ASML Holding NV	ASML UW	$725.38
The common stock of Cognex Corporation	CGNX UW	$37.04
The common stock of The Cigna Group	CI UN	$273.57
The common stock of Clean Harbors, Inc.	CLH UN	$243.76
The common stock of CareTrust REIT, Inc.	CTRE UN	$28.66
The common stock of Caesars Entertainment, Inc.	CZR UW	$36.55
The common stock of Delta Air Lines, Inc.	DAL UN	$61.13
The common stock of Dun & Bradstreet Holdings, Inc.	DNB UN	$12.30
The common stock of e.l.f. Beauty, Inc.	ELF UN	$138.60
The common stock of Equinix, Inc.	EQIX UW	$961.27
The common stock of Globe Life Inc.	GL UN	$105.99
The common stock of Haemonetics Corporation	HAE UN	$81.84
The common stock of Hewlett Packard Enterprise Company	HPE UN	$21.74
The common stock of Mohawk Industries, Inc.	MHK UN	$126.41
The common shares of M/I Homes, Inc.	MHO UN	$152.43
The Class A common stock of SentinelOne, Inc.	S UN	$24.01
The common stock of Uber Technologies, Inc	UBER UN	$60.40
The common stock of UMB Financial Corporation	UMBF UW	$121.94
The ordinary shares of Willis Towers Watson Public Limited Company	WTW UW	$311.69

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of the accompanying pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

The Notes will not be listed on any securities exchange. None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

RBC Capital Markets, LLC

Return Notes with Variable Coupons Linked to a Basket of Raymond James Analysts’ Best Picks® for 2025

ADDITIONAL TERMS OF YOUR NOTES

You should read this document together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, the product supplement no. 1A dated May 16, 2024 and the accompanying pricing supplement referred to below. This document, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this document differs from the information contained in the documents listed below, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in the accompanying pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

•	Pricing Supplement dated December 13, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324017861/dp222230_424b2-rjeln159dlo.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this document, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying pricing supplement.

P-2	RBC Capital Markets, LLC